Registration No. 333-14459
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 64 Dated April 24, 1998 (To Prospectus dated November 18, 1996)

                         $3,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                  Medium Term Notes

          Due Nine Months or More from Date of Issue
                      ________________

Principal Amount:  $25,000,000

Price to Public:   100%         Proceeds to HFC:  100%

Issue Date:  April 29, 1998

Stated Maturity:  April 29, 1999

Redeemable On or After:  Not Applicable.

Initial Interest Rate:  To be determined on April 27, 1998.

Interest Rate Basis:  LIBOR Telerate.

Spread or Spread Multiplier:  Minus .06% (- 6 basis points).

Interest Payment Dates: On the 29th day of January, April, July and October of each year, commencing July 29, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:   Not Applicable.

Agent's Discount or Commission:  Not Applicable.


U:\LAW\TR\MTN\SUPP.64